Exhibit 10.48

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 12th day of December, 2019 by and between RxOptions, LLC, a Ohio limited liability company and its affiliates operating the EnvisionRxOptions business (the "Company") and Dan Robson ("Executive").

WHEREAS, the Company desires to employ Executive and Executive desires to provide the Company with Executive's services subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

1.          Term of Employment.

The term of Executive's employment under this Agreement shall commence on December 16, 2019 (the "Effective Date") and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the "Original Term of Employment"). The Original Term of Employment shall be automatically renewed for successive one (1) year terms (the "Renewal Terms") unless at least one hundred twenty (120) days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that Executive or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. "Term" shall mean the Original Term of Employment and all Renewal Terms. For purposes of this Agreement, except as otherwise provided herein, the phrases "year during the Term" or similar language shall refer to each twelve (12) month period commencing on the Effective Date or applicable anniversaries thereof.

2.          Position and Duties.

2.1        Generally.  During the Term, Executive shall serve as the President of the Company and shall have such officer level duties, responsibilities and authority as are customary for such position, and shall have such other officer level duties, responsibilities and authorities as shall be assigned by the Company from time to time consistent with such position. Executive shall devote Executive's full working time, attention, knowledge and skills faithfully and to the best of Executive's ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall report to the Chief Executive Officer of Rite Aid Corporation ("Rite Aid"). Contemporaneously with termination of Executive's employment with the Company for any reason, Executive shall automatically resign from all offices and positions Executive holds with the Company or any subsidiary without any further action on the part of Executive or the Company.

2.2        Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities: (i) serving on the board of directors of one (1) other entity or the boards of a reasonable number of trade associations and/or charitable organizations, in each case subject to the Company's advance approval which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive's personal investments and affairs, provided that Executive's activities pursuant to clauses (i), (ii) or (iii) do not violate Sections 6 or 7 below or materially interfere with the performance of Executive's duties and responsibilities under this Agreement. Executive shall at all times be subject to, observe and carry out such written rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally.

3.          Compensation.

3.1        Base Salary. During the Term, as compensation for Executive's services hereunder, Executive shall receive a salary at the annualized rate of five hundred and fifty thousand dollars ($550,000) per year, subject to annual review for increase by the Board of Directors of Rite Aid (the "Rite Aid Board") or its designee ("Base Salary" as may be adjusted from time to time), which shall be paid in accordance with the Company's normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2        Annual Performance Bonus.  Executive shall participate each fiscal year during the Term in the EnvisionRxOptions Calendar Year Bonus Plan for each fiscal year, as applicable, as adopted and approved by the Company from time to time. Executive's annual target bonus opportunity pursuant to such plan (the "Annual Target Bonus") shall equal 100% of the Base Salary in effect for Executive as of the beginning of such fiscal year; provided that for the current fiscal year in which the Effective Date falls, the 100% shall apply beginning with the fiscal period (month) in which the Effective Date falls, through the balance of such fiscal year. Payment of any annual performance bonus earned shall be made in accordance with the terms of the Company's annual bonus plan as in effect for the year for which the bonus is earned.

3.3        Eguitv Awards.

(a)         Participation in the LTIP. Executive will be eligible to participate during the Term in the Rite Aid Corporation 2014 Omnibus Equity plan and any successor plan (the "LTIP"). Executive's target long term incentive opportunity under the LTIP shall be two hundred percent (200%) of Executive's Base Salary. In the discretion of the Rite Aid Board, on each regular grant date occurring during the Term, Executive will be granted long-term incentive awards under the LTIP valued at target at two hundred percent (200%) of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives of Rite Aid and the Company generally, which shall be in the sole discretion of the Board.

(b)         Inducement Award of Restricted Stock.  As an inducement to commence serving as President of the Company, on the Effective Date, Executive will be granted a number of shares of restricted Rite Aid Common Stock (the "Inducement Restricted

Stock"), par value $1.00 per share ("Rite Aid Stock") determined by dividing $500,000 by the closing price of a share of Rite Aid Stock on the Effective Date. The vesting restrictions on the Inducement Restricted Stock shall lapse as to one-third (1/3) of the shares on each of the first three (3) anniversaries from the Effective Date, subject only to continued service on each applicable vesting date, and the award of Inducement Restricted Stock shall otherwise be evidenced by the inducement award agreement and shall be subject to the terms of the LTIP.

4.          Additional Benefits.

4.1        Employee Benefits.  During the Term, Executive shall be eligible to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage and 401(k) plans) in which senior executive employees of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans. Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate.

4.2        Expenses.  During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive's duties hereunder, including without limitation, travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the "Code").

4.3        Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.

4.4        Automobile Allowance.  During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5        Annual Financial PJanning Allowance.  During the Term, the Company shall provide Executive with an annual financial planning allowance in the amount of $5,000.00.

4.6        Indemnification.  The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive's employment with and service as an officer of the Company, and (b) pay all reasonable costs, expenses and attorney's fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive's undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company. Following termination of the Executive's employment or service with the Company or any subsidiaries or affiliates of the Company, the Company shall cause any director and officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

5.          Termination.

5.1        Termination of Executive's Employment by the Company for Cause.  The Company may terminate Executive's employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the specific facts and circumstances alleged to provide a basis for such termination and the specific provisions of this Agreement on which the Company relies, and shall be effective as of the date of such notice in accordance with Section 12 hereof. "Cause" shall mean (i) Executive's willful failure to perform the lawful duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful and reasonable directive of the Chief Executive Officer of Rite Aid; (ii) Executive's misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation of a written Company policy or which materially interferes with Executive's ability to perform his duties; (iv) Executive's engaging in conduct constituting, or which could reasonably constitute, unlawful harassment or which gives rise to, or which could reasonably give rise to, an actual or perceived conflict of interest; (v) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary with respect to any material matter; (vi) Executive's willful misconduct or gross negligence which demonstrably damages or injures the Company or the Company's reputation; (vii) Executive is convicted of or pleads guilty to a felony; or (viii) the use or imparting by Executive of any confidential or proprietary information of the Company or any subsidiary or any other violation of an agreement with the Company providing for confidentiality, non-competition and other restrictive covenants.

5.2        Compensation upon Termination by the Company for Cause or by Executive without Good Reason.  In the event of Executive's termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)         Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above, and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the e±foctive date of such termination ((i), (ii) and (iii) collectively, the "Accrued Benefits"). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)         Any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions set forth in this Agreement or the applicable award agreement shall not have been satisfied prior to the date of termination shall be forfeited as of the date of termination date and any portion of Executive's stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive's employment by Executive voluntarily without Good Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing. A termination of Executive's employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3        Compensation upon Termination of Executive's Employment by tlte Company Other Than for Cause or by Executive for Good Reason.  Executive's employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason. In the event that Executive's employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)         Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to one (1) times the Executive's then Base Salary as of the date of termination of employment, such amount payable in equal installments pursuant to the Company's standard payroll procedures for management employees over a period of one (1) year following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of Executive, payments shall not commence before the first day of the later such taxable year), and (iii) with respect to health insurance coverage, the cost of COBRA benefits to Executive and his immediate family for a period of one (1) year following the date of termination of employment, with such COBRA coverage running coextensively with the reimbursement of such costs.

(b)         The stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of non-performance based restricted stock ("Restricted Stock") shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of one (1) year following the uale of Lermination. Such portion of Executive's stock options (together with any portion of Executive's stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive's stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)         If a termination pursuant to Section 5.3 of the Agreement occurs following the start of the Company's fiscal year, Executive shall also be entitled to receive, to the extent not previously paid (which shall be paid at the same time paid to other eligible participants in the bonus plan and following determination by the Compensation Committee (or the Rite Aid Board) that the Company has achieved or exceeded its annual performance targets for the fiscal year), a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive's Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365. Executive shall also receive any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(d)         All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon a thirty (30) day notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay Executive's Base Salary for some or all of the notice period in lieu of notice. A termination of Executive's employment by the Company other than for Cause or by the Executive for Good Reason shall not constitute a breach of this Agreement. To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii) and (iii), (b) and (c) above, Executive must execute within sixty (60) days of the date of termination, not revoke, and abide by a release (which shall be substantially in the form attached hereto as Appendix A) of all claims, reasonably cooperate with the Company in the event of litigation and fully comply with Executive's obligations under Sections 6 and 7 below.

5.4        Definition of Good Reason.  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following:

(a)         the assignment to Executive of any duties or responsibilities materially inconsistent with Executive's status and position as President of the Company or any material adverse change in Executive's title or reporting relationships; or

(b)         any decrease in Executive's then Base Salary to which Executive has not agreed to in writing; or

(c)         a material breach by the Company of this Agreement; provided, however, that Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (a), (b), or (c) within thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice. Any termination of employment by Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the three (3) month anniversary of the initial existence of the condition giving rise to the termination right.

5.5        Compensation upon Termiuati.on of Executive' Employment by Reason of Executive's Death or Total Disability.  In the event that Executive's employment with the

Company is terminated by reason of Executive's death or Total Disability (as defined below), subject to the requirements of applicable law:

(a)         Executive or Executive's estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or Executive's immediate family, as applicable (or reimbursement to the Executive for the cost of purchasing health insurance coverage substantially comparable to the coverage provided by the Company, excepting payments for such periods that the Company provides such coverage) for a period of one (1) year following the date of death or Total Disability as the case may be. Executive or Executive's estate shall also be entitled to receive, at the same time as is paid to other eligible participants in the bonus plan, following determination by the Compensation Committee (or the Rite Aid Board) of the Company's performance under the applicable annual performance goals for the fiscal year, a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive's Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365. Executive or Executive's estate shall also be entitled to any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(b)         All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of one (1) year following the date of death or Total Disability as the case may be. Such portion of Executive's stock options (together with any portion of Executive's stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive's stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed (after application of this Section 5.5(b)) as of the date of termination shall be forfeited as of such date.

(c)         If a termination pursuant to Section 5.5 of the Agreement occurs following the start of the Company's fiscal year, Executive shall also be entitled to receive, to the extent not previously paid (which shall be paid at the same time paid to other eligible participants in the bonus plan and following determination by the Compensation Committee (or the Rite Aid Board) that the Company has achieved or exceeded its annual performance targets for the fiscal year), a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive's Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365. Executive shall also receive any unpaid annual bonus earned for any completed fiscal year preceding the date of Executive's death or Total Disability.

(d)         All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) through (c).

"Total Disability" shall mean any physical or mental disability that has prevented Executive from (a)(i) performing one or more of the essential functions of Executive's position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company's benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days and being unable to engage in any substantial activity.

5.6        Survival.  In the event of any termination of Executive's employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.6 and Sections 5 through 10 hereof, which shall survive the expiration of the Term.

5.7        Change in Control Best Payments Determination.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the "Total Payments") would constitute an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the "Excise Tax"), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax. For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company's expense by independent accountants selected by the Company and Executive (which may be the Company's income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5.7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section l.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section l .280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section l .280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section l.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.2800-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata.

5.8        No Other Severance or Termination Benefits. Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.          Protection of Confidential Information.

Executive acknowledges that during the course of Executive's employment with the Company, its subsidiaries, affiliates and strategic partners, Executive will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Executive covenants and agrees as follows:

6.1        No Disclosure or Use of Confidential Information.  At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform his duties under this Agreement and in furtherance of the Company's best interests), unless and until such information is readily available in the public domain by reason other than Executive's disclosure or use thereof in violation of the first clause of this Section 6.1. Executive acknowledges that Company is the owner of, and that Executive has no rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during his employment with the Company.

6.2        Return of Company Property, Records and Files. Upon the termination of Executive's employment at any time and for any reason, or at any other time the Rite Aid Board may so direct, Executive shall promptly deliver to the Company's offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly understood that, upon termination of Executive's employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom. Executive further agrees that Executive shall permanently delete any Company Property, Records and Files which cannot be returned to the Company in their entirety (including any such Company Property, Records or Files on a cloud storage system).

7.          Noncompetition and Other Matters.

7.1        Noncompetition.  During Executive's employment with the Company and during the twelve (12) month period following the termination of Executive's employment with the Company for any reason (the "Restricted Period"), Executive will not, directly or indirectly, engage in Competition with the Company or any of its subsidiaries in the Restricted Area (as defined below). "Competition" shall mean engaging in any activity for a Competitor of the Company or any of its subsidiaries, with or without compensation, whether as a principal, agent, partner, officer, director, employee, advisor, independent contractor, investor, consultant or stockholder (except as a less than five percent (5%) shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean any person, corporation or other entity and its parents, subsidiaries, affiliates and assigns, (collectively, a "Person") that engages, or is preparing to engage, in the same or substantially similar business as one or more business units of the Company or its subsidiaries. As of the Effective Date, it is understood that the Company's business units include: (1) pharmacy benefits management ("PBM"), including the administration of pharmacy benefits for businesses, government agencies or health plans; mail order pharmacy; specialty pharmacy and Medicare Part D services; (2) the sale of prescription drugs either at retail or over the internet; and (3) retail health care ("RediClinic"). It is understood and agreed that PBM competitors include, but are not limited to, CVS Health, Express Scripts and Optum, as well as health plans or insurers that provide PBM services. It is also understood and agreed that retail pharmacy competitors include any individual or entity that sells or has imminent plans to sell prescription drugs, including but not limited to, drugstore companies such as Walgreens Boots Alliance and CVS Health; mass merchants such as Wal Mart Stores, Inc. and Target Corp.; and food/drug combinations such as Kroger Co., Albertsons LLC and Ahold USA. It is understood and agreed that RediClinic competitors include, but are not limited to, Walgreen's Take Care Clinics, CVS Health's Minute Clinics and The Little Clinic. During Executive's employment by the Company or one of its subsidiaries and during the Restricted Period, Executive will not directly or indirectly, engage in any activity that involves providing audit review or other consulting or advisory services with respect to any relationship between the Company and any third party. The "Restricted Area" means those states within the United States in which the Company, including its subsidiaries, conducts its business, including the District of Columbia and Puerto Rico.

7.2        Noninterference. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any Competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3        Nonsolicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any Competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason. During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any person known by Executive to be (or to have been) a field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

7.4        Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive's attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section l .3(B), Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.          Right s and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the "Restrictive Covenants"), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity:

8.1        Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise (without the necessity of posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2        Accounting.  The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3        Extension of Restriction in the Event of Breach.  In the event that Executive breaches any of the provisions set forth in this Section 8, the right and remedy is to extend the length of time of the Restricted Period for a period of time equal to the period of time during which Executive was or is in breach of such provision.

8.4        Enforceabilitv in Jurisdictions. Executive intends to and hereby confers jurisdiction to specifically enforce the Restrictive Covenants by issuing an injunction in aid of arbitration upon the courts of any jurisdiction within the Restricted Area. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.5        Reasonableness; Severability; Modification.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and necessary given Executive's position of trust and confidence within the Company and Executive’s significant access to Confidential Information. Executive further agrees that the Restrictive Covenants are valid in geographic and temporal scope and in all other respects. If any provision of the Restrictive Covenants is held to be excessively broad as to duration, activity or subject, it is the desire of the Company and Executive that such provisions be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law and then fully enforced as so modified. In the event that any one or more of the provisions shall be held to be invalid, illegal or unenforceable, it is the desire of the Company and Executive that the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

9.          No Violation of Third-Partv Rights.  Executive represents, warrants and covenants that Executive:

(i)          will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)         is not a party to any conflicting agreements with third parties, which will prevent Executive from fulfilling the terms of employment and the obligations of this Agreement;

(iii)       does not have in Executive's possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)        agrees to respect any and all valid obligations which Executive may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.        Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in the Commonwealth of Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect. The Company shall be responsible for any filing, administrative or arbitrator fees that exceed the amount it would cost to file a claim in a court of competent jurisdiction in the Commonwealth of Pennsylvania. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. Executive understands that by entering into this Agreement, Executive is waiving Executive's rights to have a court determine Executive's rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. Executive further understands that there is no intent herein to interfere with the Equal Employment Opportunity Commission's right to enforce the laws it oversees or your right to file an administrative charge of employment discrimination or a similar state or local administrative agency.

11.        Assignment.

Neither this Agreement, nor any of Executive's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part, (i) to any of the Company's subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.        Notices.

All notices and other communications under this Agreement shall be: (i) in writing; (ii) delivered personally, by fax, by electronic mail, by courier service, or by certified or registered mail, first class postage prepaid and return receipt requested; (iv) deemed to have been received on the date of delivery or, if sent by certified or registered mail, on the third (Yd) business day after the mailing thereof, or if sent by fax, twenty-four (24) hours after transmission of a fax; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

RxOptions, LLC

c/o Rite Aid Corporation

30 Hunter Lane

Camp Hill, Pennsylvania 17011

Attention: General Counsel

Fax: (717) 760-7867

Email: jcomitale@riteaid.com

If to Executive:

Dan Robson, at Executive's last address shown on the payroll records of the Company.

Any party may change such party's address for notices by notice duly given pursuant hereto.

13.        General.

13.1      No Offset or Mitigation. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Any court action instituted by Executive or the Company relating in any way to this Agreement shall be filed exclusively in state or federal court in the State of Ohio and Executive and the Company consent to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company or Executive against the other.

13.3      Ent i.re Agreement. This Agreement and the inducement award agreement sets forth the entire understanding of the parties relating to Executive's employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any parent, subsidiary or affiliate.

13.4      Amendments: Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5      Conflict with Other Agreements. Executive represents and warrants that neither Executive's execution of this Agreement nor the full and complete performance of Executive's obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6      Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and Executive's heirs, executors and personal representatives.

13.7      Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8      Severabilitv.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9      No Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10    Survival. This Agreement shall survive the termination of Executive's employment and the expiration of the Term to the extent necessary to give effect to its prov1s10ns.

13.11    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

14.        Compliance with Code Section 409A.

(a)         Interpretation: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the C:ocie ("409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to 409A until the Executive has incurred a "separation from service" from the Company within the meaning of 409A.,

(b)         Payment of Benefits: To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes "deferred compensation" under 409A, and is (a) payable upon Executive's termination; (b) at a time when the Executive is a "specified employee" as defined by 409A shall not be made until the first payroll date after the earliest of: (1) the expiration of the six (6) month period (the "Deferral Period") measured from the date of Executive's "separation from service" within the meaning of such term under 409A; or (2) the date of Executive's death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, Executive's beneficiary. This section shall not apply to any payment which meets the short term deferral exception to 409A or constitutes "separation pay" as described in Treasury Regulation Section 409A-l(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) the Executive's annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(l 7) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

For purposes of 409A, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive's separation from service within the meaning of such term under 409A.

(c)         Reimbursements: To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in kind benefits: (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of the Executive's taxable year in which the expense occurred.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RXOPTIONS, LLC c/o RITE AID CORPORATION

/s/ James J. Comitale
Name: James J. Comitale
Title:	EVP, General Counsel & Secretary

EXECUTIVE

/s/ Dan Robson
Dan Robson

APPENDIX A TO EMPLOYMENT AGREEMENT

Form of Severance Agreement and Release

This Agreement (this " Agreement") confirms the terms of the separation of employment of [NAME] ("you") from RxOptions, LLC, a Ohio limited liability company and its affiliates operating the EnvisionRxOptions business (the "Company," and together with you, the "Parties"). Capitalized terms not otherwise defined herein will have the meanings attributed to them in your employment agreement with the Company, effective as of [DATE] (the

"Employment Agreement").

1.          Separation Date. Your last day of employment with the Company will be [DATE] (the "Separation Date") and as of such date you shall cease to be employed by the Company in any capacity and you will automatically resign from all positions you then hold with the Company and its subsidiaries, including as a member of the Board of Directors of Rite Aid Corporation or Board of Directors of any of the Company's subsidiaries to the extent applicable. You agree to execute any additional documents required or requested by the Company to effectuate your resignations from such positions. You agree that, following the Separation Date, you will not represent yourself to be associated in any ongoing capacity with the Company or any of its subsidiaries or affiliates.

2.          Accrued Benefits; Severance.

(a)         Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you the amount of accrued but unpaid base salary through the Separation Date and reimburse you for reasonable expenses incurred by you in furtherance of your duties through the date of notice of your termination of employment in accordance with Company policies, less all applicable withholdings and deductions.1

(b)         Provided that this Agreement becomes effective pursuant to its terms and you remain in compliance with this Agreement, and with the Restrictive Covenants, at all times, the Company will pay and provide you with the benefits, at the time and in the form, set forth in Section 5.3 of the Employment Agreement, less all applicable ,vithholdings and deductions.

3.          Release.

(a)         You hereby release, discharge and forever acquit the Company, and its parent, affiliates and subsidiaries and each of their respective past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, and each of the successors and assigns of the foregoing, in their personal and representative capacities (individually, "Company Party," and collectively, the "Company Parties"), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of

1In addition, the actual Release will include a specific list of vested benefits under employee benefit plans to be excluded from the Release requirement.

action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the "ADEA''), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (I) claims for Accrued Benefits; (II) claims for worker's compensation benefits or for an occupational disease; (III) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (IV) claims to require the Company to honor its commitments set forth in this Agreement [or the Employment Agreement]; (V) claims to interpret or to determine the scope, meaning or effect of this Agreement [or the Employment Agreement]2; (VII) claims for indemnification and officers and directors liability insurance coverage under the Employment Agreement, the Company's charter, by-laws or applicable law, as applicable; and/or (VIII) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (I) through (VIII) are the "Excluded Claims").

(b)         You further acknowledge and agree that, except with respect to the Accrued Benefits, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

4.          Attorney Consultation; Voluntary Agreement.

(a)         You acknowledge that (i) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the " Release"), (iv) the Release specifically applies to any rights or claims you may have against the Company

2The actual Release will contain an appendix setting forth all of the entitlements that apply upon termination pursuant to the Employment, and the Employment Agreement will be terminated/superseded pursuant to Section 14 below.

Parties pursuant to the ADEA, (v) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled and (vi) you have the full power, capacity and authority to enter into this Agreement.

5.          Review and Revocation Period.

(a)         You have twenty-one (21) days following your receipt of this Agreement (the "Consideration Period") to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided,  however, that you may not sign this Agreement prior to the Separation Date. You acknowledge and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to General Counsel, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, PA 17011 or by e-mail at jcomitale@riteaid.com.

(b)         You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)         In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the "Release Effective Date").

6.          Restrictive Covenants.   You acknowledge and agree that the Restrictive Covenants, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

7.          Cooperation. You agree that, at mutually agreeable times, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate fully with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your obligations under this Section 7.

8.          Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically ("Disparaging Remarks"), about the Company or any of the other Company Parties and their respective products and services. The Company agrees to instruct members of its senior management team not to, for as long as such individuals remain affiliated with the Company, make any Disparaging Remarks about you; provided, however, that nothing in this Section 8 shall prohibit you from (a) making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; or (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.

9.          No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

10.        Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.

11.        Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, provided that in the event of your death prior to receiving all of the payments provided by Section 2 of this Agreement, any remaining payments will be made to your estate.

12.        Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in parl because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

13.        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

14.        Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that Sections 6 and 7 of the Employment Agreement shall remain in effect for the duration and on the terms set forth therein. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

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